                                                                  Exhibit 99



October 23, 1997


FOR IMMEDIATE RELEASE



                    PROTECTIVE ANNOUNCES RECORD 3Q97 EARNINGS


Protective Life Corporation (NYSE:PL) announced third quarter results today. The Company's operating income, which excludes realized investment gains and losses and related amortization, was a record $.97 per share in the 1997 third quarter, compared to $.63 per share last year. Consolidated net income for the third quarter of 1997 was $30.4 million or $.97 per share, compared to $20.0 million or $.64 per share reported for the 1996 third quarter.

In the current quarter, the Company had approximately $.08 per share of unusual investment income. In the 1996 third quarter, the Company had a one-time charge of $.15 per share relating to a refund of premiums. Excluding both items, the Company's operating income was $.89 per share in the 1997 third quarter, a 14% increase over the $.78 per share last year.

The Company's operating income was $2.64 per share in the first nine months of 1997, compared to the $2.12 per share reported for the first nine months of 1996. Consolidated net income in the first nine months of 1997 was $82.7 million or $2.65 per share, compared to $64.4 million or $2.15 per share last year.

At September 30, 1997, the Company's assets were $10.2 billion. Stockholders' equity per share was $21.85 (excluding $1.22 per share of unrealized investment gains resulting from marking the Company's securities to market values).

Operating return on average equity for the twelve months ending September 30, 1997, was 17.0%. (Average equity excludes the effect of unrealized gains and losses on stockholders' equity.)

                                        4